Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

Under

THE SECURITIES ACT OF 1933

NOVELION THERAPEUTICS INC.

(Exact name of registrant as specified in its charter)

British Columbia, Canada	N/A
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification No.)

887 Great Northern Way, Suite 250

Vancouver, British Columbia

Canada V5T 4T5

(Address, including zip code, of registrant’s principal executive offices)

Novelion 2016 Equity Incentive Plan

Aegerion Pharmaceuticals, Inc. 2010 Stock Option and Incentive Plan

Aegerion Pharmaceuticals, Inc. 2006 Stock Option and Grant Plan

Aegerion Pharmaceuticals, Inc. Amended and Restated Inducement Award Stock Option Plan

(Full title of the Plan)

Benjamin Harshbarger

General Counsel and Secretary

Novelion Therapeutics Inc.

887 Great Northern Way, Suite 250

Vancouver, British Columbia

Canada V5T 4T5

(604) 707-7000

(Name, address, including zip code, and telephone number,

including area code, of agent for service)

Copies to:

Raymond O. Gietz, Esq. Weil, Gotshal & Manges LLP 767 Fifth Avenue New York, NY 10153 (212) 310-8000 (Phone) (212) 310-8007 (Fax)	Janet Grove, Esq. Marion V. Shaw, Esq. Bull, Housser & Tupper LLP 1800 — 510 West Georgia Street Vancouver, British Columbia Canada V6B 0M3 (604) 687-6575

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☒

Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE

Title of of Securities to be Registered	Amount to be Registered(1)		Proposed Maximum Offering Price Per Share		Proposed Maximum Aggregate Offering Price	Amount of Registration Fee(7)
Common Shares, without par value, under the Novelion 2016 Equity Incentive Plan (the “Novelion Plan”)	12,000,000	(2)	$1.86	(5)	$22,260,000.00	$2,579.93
Common Shares, without par value, under the Aegerion Pharmaceuticals, Inc. 2006 Stock Option and Grant Plan, the Aegerion Pharmaceuticals, Inc. 2010 Stock Option and Incentive Plan and the Aegerion Pharmaceuticals, Inc. Amended and Restated Inducement Award Stock Option Plan (collectively, the “Aegerion Plans”)	52,824	(3)	$1.54	(6)	$81,348.96	$9.43
Common Shares, without par value, reserved for issuance pursuant to restricted stock unit awards under the Aegerion Plans.	732,195	(4)	$1.86	(5)	$1,358,221.73	$157.42
TOTAL	12,785,019				$23,699,570.69	$2,746.78

(1)          Pursuant to Rule 416(a) of the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also covers an indeterminate number of securities which may become issuable under the plans described herein as a result of a stock dividend, market split or other recapitalization.

(2)          Represents common shares (“Common Shares”) of Novelion Therapeutics Inc. (f/k/a QLT Inc.) (the “Registrant,” “we” or “us”) reserved for issuance in respect of future awards under the Novelion Plan. For more details, please see the explanatory note following this page.

(3)          Represents Common Shares reserved for issuance in respect of stock options awarded under the Aegerion Plans. For more details, please see the explanatory note following this page.

(4)          Represents Common Shares reserved for issuance in respect of restricted stock units awarded under the Aegerion Plans. For more details, please see the explanatory note following this page.

(5)          Estimated solely for purposes of calculating the registration fee in accordance with Rules 457(c) and 457(h) under the Securities Act, based on a price of $1.86 per share, which represents the average of the high and low sales prices per Common Share as reported on The NASDAQ Stock Market on November 28, 2016.

(6)          Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(h) under the Securities Act, based on a price of $1.54 per share, which represents the weighted average exercise price of the options awarded under the Aegerion Plans.

(7)          Determined in accordance with Section 6(b) of the Securities Act at a rate equal to $115.90 per $1,000,000 of the proposed aggregate offering price.

EXPLANATORY NOTE

Pursuant to an Agreement and Plan of Merger, dated as of June 14, 2016 (as amended, the “Merger Agreement”), by and among QLT Inc. (“QLT”), Aegerion Pharmaceuticals, Inc. (“Aegerion”) and Isotope Acquisition Corp. (“Merger Sub”), on November 29, 2016, Merger Sub merged with and into Aegerion, with Aegerion continuing as the surviving corporation and an indirect wholly-owned subsidiary of QLT (the “Merger”). Upon completion of the Merger, QLT changed its name to Novelion Therapeutics Inc. (the “Registrant”).

In connection with the Merger, outstanding in-the-money options to acquire shares of Aegerion common stock held by Aegerion option holders were exchanged for adjusted options to acquire common shares of the Registrant (“Common Shares”) and vested and unvested restricted stock units with respect to Aegerion common stock held by Aegerion restricted stock unit holders were exchanged for restricted stock units with respect to Common Shares. Future incentive stock options and restricted stock units issued by the Company will be made pursuant to the Novelion 2016 Equity Incentive Plan (the “Novelion Plan”). The conversion of equity awards under the Aegerion Pharmaceuticals, Inc. 2006 Stock Option and Grant Plan, the Aegerion Pharmaceuticals, Inc. 2010 Stock Option and Incentive Plan and the Aegerion Pharmaceuticals, Inc. Amended and Restated Inducement Award Stock Option Plan (collectively, the “Aegerion Plans”) and increase in the Common Shares available for issuance under the Novelion Plan were approved by the shareholders of the Registrant at a special meeting of the shareholders of the Registrant held on November 7, 2016. At its meeting on June 13, 2016, the Board of Directors of the Registrant approved the assumption by the Registrant of the Aegerion Plans for the purposes of administering the Aegerion Plans and the awards issued thereunder. No additional awards will be made under any of the Aegerion Plans.

The Registrant is filing this Registration Statement on Form S-8 (this “Registration Statement”) with respect to up to 12,785,019 Common Shares issuable in connection with the increase in the Common Shares available for issuance under the Novelion Plan and the equity awards outstanding immediately prior to the effective time of the Merger which had been made under the Aegerion Plans.

All references herein to “dollars” or “$” are to U.S. dollars, and all references herein to “C$” are to Canadian dollars.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The documents containing the information specified in Part I of Form S-8 will be delivered to the participants in the Novelion Plan as specified by Rule 428(b)(1) of the Securities Act of 1933, as amended (the “Securities Act”). In accordance with Rule 428 of the Securities Act and the requirements of Part I of Form S-8, such documents are not being filed with the Commission either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 of the Securities Act. The Registrant shall maintain a file of such documents in accordance with the provisions of Rule 428(a)(2) of the Securities Act. Upon request, the Registrant shall furnish to the Commission or its staff a copy of any or all of the documents included in the file.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference.

The Commission allows us to incorporate by reference the information we file with it, which means that we can disclose important information to you by referring to those documents. The information incorporated by reference is an important part of this Registration Statement, and information that we file later with the Commission will automatically update and supersede this information. We incorporate by reference the following documents that have been filed by us with the Commission:

1.             The Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2015, filed with the Commission on February 25, 2016, as amended on Form 10-K/A on April 29, 2016;

2.             The Registrant’s Quarterly Reports on Form 10-Q for the quarters ended March 31, 2016, June 30, 2016 and September 30, 2016 filed with the Commission on May 5, 2016, August 9, 2016 and November 1, 2016, respectively;

3.             The Registrant’s Current Reports on Form 8-K filed with the Commission on January 13, 2016, February 5, 2016, February 25, 2016, March 22, 2016, March 28, 2016, April 4, 2016, April 11, 2016, April 22, 2016, May 2, 2016, May 5, 2016, June 15, 2016, June 16, 2016 as amended on Form 8-K/A on June 17, 2016, June 23, 2016, August 9, 2016, September 16, 2016, October 20, 2016, October 24, 2016, November 1, 2016, November 8, 2016, November 22, 2016 and November 29, 2016; and

4.              The description of the Registrant’s common shares contained in the Registrant’s Registration Statement on Form S-3, filed on October 24, 2016.

This Registration Statement also incorporates by reference the following reports previously filed with the Commission by Aegerion:

1.              Aegerion’s Annual Report on Form 10-K for the year ended December 31, 2015, filed with the Commission on March 15, 2016;

2.              Aegerion’s Quarterly Reports on Form 10-Q for the quarters ended March 31, 2016, June 30, 2016 and September 30, 2016, filed with the Commission on May 16, 2016, August 9, 2016 and November 4, 2016, respectively; and

3.              Aegerion’s Current Reports on Form 8-K filed with the Commission on January 11, 2016, February 3, 2016 and amended on Form 8-K/A on February 17, 2016, February 11, 2016, February 29, 2016, March 10, 2016, March 22, 2016, May 12, 2016, June 1, 2016, June 15, 2016, July 5, 2016, July 20, 2016, August 8, 2016, October 3, 2016, October 20, 2016, October 24, 2016, November 3, 2016, November 7, 2016 and November 29, 2016.

In addition, all documents that the Registrant subsequently files pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents. However, any documents or portions thereof, whether specifically listed above or filed in the future, that are not deemed “filed” with the Commission, including without limitation the certifications required by Rule 13a-14(b) or Rule 15d-14(b) under the Exchange Act, any information furnished pursuant to Item 2.02 or 7.01 of Form 8-K and certain exhibits furnished pursuant to Item 9.01 of Form 8-K, shall not be deemed to be incorporated by reference in this Registration Statement.

Any statement in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for the purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is incorporated or deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.  Description of Securities.

Not applicable.

Item 5.  Interests of Named Experts and Counsel.

Not applicable.

Item 6.  Indemnification of Directors and Officers.

Under Section 160 of the Business Corporations Act (British Columbia) (the “BCA”), the Registrant may indemnify an eligible party including, but not limited to, a director or officer of the Registrant, a former director or officer of the Registrant or another individual who acts or acted at the Registrant’s request as a director or officer, or in a similar capacity, against all judgments, penalties or fines awarded or imposed in, or an amount paid in settlement of, a proceeding in which an eligible party or any of the heirs and personal or other legal representatives of the eligible party, by reason of such party having been a director or officer of, or holding or having held a position equivalent to that of a director or officer of, the Registrant or an associated corporation, to which such party is or may be liable. Indemnification will be prohibited if (i) giving indemnity or paying expenses is or was prohibited in the Registrant’s Memorandum or Articles, (ii) if in relation to the subject matter of the eligible proceeding, the eligible party did not act honestly and in good faith with a view to the best interests of the Registrant or, (iii) in the case of an eligible proceeding other than a civil proceeding, if the eligible party did not have reasonable grounds for believing that the eligible party’s conduct in respect of which the proceeding was brought was lawful. The BCA also provides, under Section 162, that the Registrant may also advance moneys to a director, officer or other individual for costs, charges and expenses reasonably incurred in connection with such a proceeding; however, the individual must agree in writing to undertake that if it is ultimately determined that the payment of expenses is prohibited by any of conditions (i), (ii) or (iii) above, the eligible party will repay the amounts advanced.

The Registrant’s Articles provide that the Registrant shall indemnify, and pay expenses in advance of the final disposition of a proceeding of, a director or officer, a former director or officer or a person who acts or acted at the Registrant’s request as a director or officer, or in a similar capacity of another entity, and the heirs and personal or other legal representatives of such a person, in accordance with, and to the fullest extent and in all circumstances permitted by, the BCA.

The Registrant has entered into indemnification agreements with its officers and directors in respect of any legal claims or actions initiated against them in their capacity as officers and directors of the Registrant or the Registrant’s subsidiaries in accordance with applicable law. These agreements include bearing the reasonable cost of legal representation in any legal or regulatory action in which they may become involved in their capacity as the Registrant’s officers and directors. Pursuant to such indemnities, the Registrant bears the cost of the representation of certain officers and directors.

The Registrant maintains insurance for certain liabilities incurred by its directors and officers in their capacity with the Registrant or its subsidiaries.

Item 7.  Exemption from Registration Claimed.

Not applicable.

Item 8.  Exhibits.

The list of exhibits filed as part of this Registration Statement is set forth in the Exhibit Index immediately preceding the exhibits hereto and is incorporated herein by reference.

Item 9.  Undertakings.

(a)   The undersigned Registrant hereby undertakes:

(1)   To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the “Securities Act”);

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that the undertakings set forth in paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby further undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Toronto in Ontario, Canada, on December 5, 2016.

NOVELION THERAPEUTICS INC.

By:	/s/ Gregory Perry
Name: Gregory Perry
Title: Chief Financial and Administrative Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each individual whose signature appears below constitutes and appoints Mary Szela, Director and Chief Executive Officer, Gregory Perry, Chief Financial and Administrative Officer, and Benjamin Harshbarger, General Counsel and Secretary, and each of them, any of whom may act without joinder of the other, his or her true and lawful attorneys-in-fact and agents with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments, including pre-effective and post-effective amendments, to this Registration Statement on Form S-3 under the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on the 5th day of December, 2016.

Signature	Title

/s/ Mary Szela	Chief Executive Officer and Director (Principal Executive Officer)
Mary Szela

/s/ Gregory Perry	Chief Financial and Administrative Officer (Principal Financial Officer)
Gregory Perry

/s/ Barbara Chan	President and Chief Accounting Officer, Aegerion Pharmaceuticals, Inc. (Principal Accounting Officer)
Barbara Chan

/s/ Jason Aryeh	Director
Jason Aryeh

/s/ Geoffrey Cox	Director
Geoffrey Cox

Signature	Title

/s/ Kevin Kotler	Director
Kevin Kotler

/s/ Jorge Plutzky	Director
Jorge Plutzky

/s/ Stephen Sabba	Director
Stephen Sabba

/s/ Sandford Smith	Director
Sandford Smith

/s/ Donald Stern	Director
Donald Stern

/s/ John C. Thomas, Jr.	Director
John C. Thomas, Jr.

/s/ Anne VanLent	Director
Anne VanLent

EXHIBIT INDEX

Exhibit
Number	Description

5.1	Opinion of Bull, Housser & Tupper LLP.

23.1	Consent of Deloitte LLP, independent registered public accounting firm of the Registrant.

23.2	Consent of Ernst & Young LLP, independent registered public accounting firm of Aegerion.

23.3	Consent of Bull, Housser & Tupper LLP (included in Exhibit 5.1).

24	Power of Attorney (contained on signature page).

99.1

Aegerion Pharmaceuticals, Inc. 2006 Stock Option and Grant Plan, as amended, and forms of agreement thereunder, incorporated by reference to Exhibit 10.1 to Aegerion’s Registration Statement on Form S-1, as amended, initially filed with the SEC on August 10, 2010.

99.2

Aegerion Pharmaceuticals, Inc. 2010 Stock Option and Incentive Plan, incorporated by reference to Exhibit 10.2 to Aegerion’s Registration Statement on Form S-1, as amended, initially filed with the SEC on August 10, 2010.

99.3

Aegerion Pharmaceuticals, Inc. Amended and Restated Inducement Award Stock Option Plan and form of option agreement thereunder, incorporated by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K, filed with the SEC on September 23, 2015.

99.4	Novelion 2016 Equity Incentive Plan.